News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

CROWN HOLDINGS, INC. REPORTS THIRD QUARTER 2016 RESULTS

Philadelphia, PA - October 19, 2016. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the third quarter ended September 30, 2016.

Third Quarter Highlights

•	Earnings per share $1.31 for the quarter; $3.09 YTD versus $2.35 in 2015

•	Adjusted earnings per share $1.33 for the quarter; $3.21 YTD versus $2.89 in 2015

•	Income from operations up 14% YTD, from $726 million to $829 million

•	Segment income up 6% YTD, from $792 million to $842 million

•	Beverage can growth projects on schedule

Net sales in the third quarter were $2,326 million compared to $2,460 million in the third quarter of 2015, reflecting $55 million of unfavorable currency translation in 2016 compared to 2015 and the pass through of lower raw material costs.

Income from operations improved to $315 million in the quarter compared to $281 million in the third quarter of 2015. Segment income improved to $333 million in the quarter compared to $328 million in 2015, and included $9 million of unfavorable currency translation.

Commenting on the quarter, Timothy J. Donahue, President and Chief Executive Officer, stated, “Performance in the third quarter was solid across most businesses, notably beverage cans where global sales volumes grew 4% during the quarter.

“We are on schedule with our capacity expansion projects to meet continuing growth in beverage can demand.  In June, we successfully commenced operations at our third Cambodian beverage can plant in Phnom Penh.  Our new beverage can plant in Monterrey, Mexico as well as the second production line at our Osmaniye, Turkey facility are scheduled to begin production during this year's fourth quarter.  In early 2017, we expect to start up our Nichols, New York beverage can plant, which will expand our specialty can presence in North America.  In Colombia, we have begun a capacity expansion with the added production expected to be available for shipment in the second quarter of 2017.  We will also begin installation of a second high speed aluminum production line at our beverage can plant in Custines, France, which will complete that facility's conversion from steel to aluminum.  Commercial start-up of the line is scheduled for April 2017.

“Looking ahead, we continue to see opportunities as we meet growing customer and consumer demand.”

Interest expense was $59 million in the third quarter of 2016 compared to $68 million in 2015 primarily due to lower outstanding debt.

Net income attributable to Crown Holdings in the third quarter increased to $183 million over the $141 million in the third quarter of 2015. Reported diluted earnings per share were $1.31 in the third quarter of 2016 compared to $1.01 in the 2015 third quarter. Adjusted diluted earnings per share were $1.33 compared to $1.34 in 2015.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

A reconciliation from net income and diluted earnings per share to adjusted net income and adjusted diluted earnings per share is provided below.

Nine Month Results
Net sales for the first nine months of 2016 were $6,361 million compared to $6,735 million in the first nine months of 2015, and included $200 million of unfavorable currency translation in 2016 compared to 2015 and the pass through of lower raw material costs.

Income from operations improved to $829 million compared to $726 million in the first nine months of 2015. Segment income improved to $842 million compared to $792 million in the first nine months of 2015, and included $30 million of unfavorable currency translation.

Interest expense was $181 million for the first nine months of 2016 compared to $202 million in the same period of 2015 primarily due to lower outstanding debt. .

Net income attributable to Crown Holdings for the first nine months of 2016 increased to $431 million over the $327 million in the first nine months of 2015. Reported diluted earnings per share for the first nine months of 2016 were $3.09 compared to $2.35 in the same period of last year. Adjusted diluted earnings per share were $3.21 compared to $2.89 in 2015.

Non-GAAP Measures
Segment income, adjusted free cash flow, adjusted net income, the adjusted effective tax rate, adjusted earnings per share, and the information presented excluding the impact of currency translation are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for net income, income per diluted share or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income as the principal measure of the performance of its operations and adjusted free cash flow as the principal measure of its liquidity. The Company considers both of these measures in the allocation of resources. Adjusted free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes that adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share, and information excluding the impact of currency translation are useful in evaluating the Company’s operations as these measures are adjusted for items that affect comparability between periods. The Company believes that adjusted free cash flow provides a meaningful measure of liquidity and a useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt repayments, share repurchases or possible future dividends. Segment income, adjusted free cash flow, the adjusted effective tax rate, adjusted net income, adjusted diluted earnings per share and information excluding the impact of currency translation are derived from the Company’s Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, adjusted free cash flow, the adjusted effective tax rate, adjusted net income, adjusted diluted earnings per share and information unadjusted for currency translation can be found within this release.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

The Company will hold a conference call tomorrow, October 20, 2016 at 9:00 a.m. (EDT) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are (630) 395-0227 or toll-free (888) 606-8412 and the access passcode is 3799330. A live webcast of the call will be made available to the public on the internet at the Company’s web site, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on October 27. The telephone numbers for the replay are (402) 998-0517 or toll free (888) 282-0034.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the future impact of currency translation; the continuation of performance trends in 2016; the future growth in demand for beverage, food and aerosol cans, including in regions where the Company is adding capacity; the Company’s ability to successfully complete and begin production at beverage can capacity or conversion projects within expected timelines and budgets in Mexico, Turkey, New York, Colombia and France; and the Company’s ability to continue to identify and successfully complete and operate additional projects that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2015 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania.

For more information, contact:
Thomas A. Kelly, Senior Vice President and Chief Financial Officer, (215) 698-5341
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720
Ed Bisno, Bisno Communications, (212) 717-7578

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net sales	$2,326	$2,460	$6,361	$6,735

Cost of products sold	1,838	1,984	5,050	5,487
Depreciation and amortization	63	61	188	174
Selling and administrative expense	90	94	275	291
Restructuring and other	20	40	19	57
Income from operations	315	281	829	726
Foreign exchange	(5)	9	(22)	14
Interest expense	59	68	181	202
Interest income	(3)	(4)	(8)	(8)
Loss from early extinguishment of debt	10	—	37	9
Income before income taxes	254	208	641	509
Provision for income taxes	48	48	151	134
Net income	206	160	490	375
Net income attributable to noncontrolling interests	(23)	(19)	(59)	(48)
Net income attributable to Crown Holdings	$183	$141	$431	$327
Earnings per share attributable to Crown Holdings common shareholders:
Basic	$1.32	$1.02	$3.11	$2.37
Diluted	$1.31	$1.01	$3.09	$2.35

Weighted average common shares outstanding:
Basic	138,670,185	138,053,305	138,441,036	137,889,023
Diluted	139,502,082	139,081,472	139,379,726	139,002,264
Actual common shares outstanding	139,770,059	139,404,268	139,770,059	139,404,268

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Income from Operations to Segment Income and Constant Currency Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as income from operations adjusted to add back provisions for asbestos and restructuring and other, the impact of fair value adjustments to inventory acquired in an acquisition, and the timing impact of hedge ineffectiveness.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Income from operations	$315	$281	$829	$726
Provision for restructuring and other	20	40	19	57
Fair value adjustment to inventory (1)	—	—	—	6
Impact of hedge ineffectiveness (1)	(2)	7	(6)	3
Segment income	333	328	842	792
Foreign currency translation (2)	9	—	30	—
Constant currency segment income	$342	$328	$872	$792
(1) Included in cost of products sold

Segment Information

	Three Months Ended September 30,			Nine Months Ended September 30,
Net Sales	2016	2016 at	2015	2016	2016 at	2015
	Actual	2015 rates (2)	Actual	Actual	2015 rates (2)	Actual
Americas Beverage	$719	$741	$722	$2,068	$2,173	$2,080
North America Food	190	193	200	504	516	530
European Beverage	413	427	427	1,129	1,163	1,173
European Food	599	606	641	1,459	1,475	1,564
Asia Pacific	281	284	300	839	861	920
Total reportable segments	2,202	2,251	2,290	5,999	6,188	6,267
Non-reportable segments	124	130	170	362	373	468
Total net sales	$2,326	$2,381	$2,460	$6,361	$6,561	$6,735

Segment Income

Americas Beverage	$119	$123	$116	$329	$345	$300
North America Food	25	26	25	57	59	72
European Beverage	83	85	74	204	211	178
European Food	96	97	98	212	214	208
Asia Pacific	37	37	37	111	113	111
Total reportable segments	360	368	350	913	942	869
Non-reportable segments	19	21	25	52	55	62
Corporate and other unallocated items	(46)	(47)	(47)	(123)	(125)	(139)
Total segment income	$333	$342	$328	$842	$872	$792

(2) Information presented for 2016 at 2015 rates represents financial results assuming constant foreign currency exchange rates used for translation based on the rates in effect for the comparable prior year period. In order to compute constant currency results, the Company multiplies or divides, as appropriate, the current year U.S. dollar results by the current year average foreign exchange rates and then multiplies or divides, as appropriate, those amounts by the applicable prior year average foreign exchange rates.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share

	Three Months Ended September 30,				Nine Months Ended September 30,
	2016		2015		2016		2015
Net income/diluted earnings per share attributable to Crown Holdings, as reported	$183	$1.31	$141	$1.01	$431	$3.09	$327	$2.35
Fair value adjustment to inventory (1)	—	—	—	—	—	—	6.04
Impact of hedge ineffectiveness (2)	(2)	(.01)	7.05		(6)	(.04)	3.02
Restructuring and other (3)	20.14		45.33		19.14		62.45
Loss from early extinguishment of debt (4)	10.07		—	—	37.27		9.06
Income taxes (5)	(25)	(.18)	(7)	(.05)	(33)	(.25)	(5)	(.03)
Adjusted net income/ diluted earnings per share	$186	$1.33	$186	$1.34	$448	$3.21	$402	$2.89

Effective tax rate as reported	18.9%		23.1%		23.6%		26.3%
Adjusted effective tax rate (6)	25.9%		21.2%		26.6%		23.6%

(1)
In the first quarter of 2015, the Company recorded a charge of $6 million ($4 million net of tax) in cost of products sold for fair value adjustments related to the sale of inventory acquired in its acquisition of Empaque.

(2)
In the third quarter and first nine months of 2016, the Company recorded benefits of $2 million ($2 million net of tax) and $6 million ($5 million net of tax) in cost of products sold related to the timing impact of hedge ineffectiveness. In the third quarter and first nine months of 2015, the Company recorded charges of $7 million ($5 million net of tax) and $3 million ($2 million net of tax).

(3)
In the third quarter and first nine months of 2016, the Company recorded restructuring and other charges of $19 million ($15 million net of tax) and $25 million ($20 million net of tax) including pension settlement charges. In the third quarter and first nine months of 2015, the Company recorded restructuring and other charges of $31 million ($29 million net of tax) and $48 million ($43 million net of tax), including $5 million reported in cost of products sold for inventory write downs in plants to be closed.

In the third quarter and first nine months of 2016, the Company recorded losses of $1 million ($1 million net of tax) and gains of $6 million ($4 million net of tax) for asset sales and impairments. In both the third quarter and first nine months of 2015, the Company recorded losses of $14 million ($11 million net of tax for the quarter, $10 million for nine months) for asset sales and impairments primarily related to the sale of four industrial specialty packaging plants in Europe.

(4)
In the first quarter of 2016, the Company recorded a charge of $27 million ($17 million net of tax) for premiums paid and the write off of deferred financing fees in connection with the redemption of its outstanding $700 million notes due 2021. In the third quarter of 2016, the Company recorded a charge of $10 million ($7 million net of tax) for the write off of deferred financing fees in connection with the early repayment of a portion of its Term Loan A borrowings. In the second quarter of 2015, the Company recorded a charge of $9 million ($6 million net of tax) for the write off of deferred financing fees in connection with the repayment of its Term Loan B borrowings.

(5)
In the third quarter and first nine months of 2016, the Company recorded income tax benefits of $7 million and $15 million related to the items described above. Also in the third quarter of 2016, the Company recorded charges of $13 million in connection with tax contingencies related to the Mivisa acquisition and a corporate restructuring, and benefits of $31 million to reverse tax valuation allowances in Canada. In the third quarter and first nine months of 2015, the Company recorded income tax benefits of $7 million and $15 million related to the items described above, and charges of $10 million for the nine months to record the impact of an unfavorable tax court ruling and tax rate change in Spain.

(6)	Income tax effects on adjusted net income were calculated using the applicable tax rates of the underlying jurisdictions.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

September 30,	2016	2015 (1)
Assets
Current assets
Cash and cash equivalents	$526	$466
Receivables, net	1,047	1,183
Inventories	1,300	1,302
Prepaid expenses and other current assets	217	305
Total current assets	3,090	3,256

Goodwill and intangible assets	3,450	3,664
Property, plant and equipment, net	2,746	2,614
Other non-current assets	677	631
Total	$9,963	$10,165

Liabilities and equity
Current liabilities
Short-term debt	$49	$61
Current maturities of long-term debt	121	142
Accounts payable and accrued liabilities	2,627	2,527
Total current liabilities	2,797	2,730

Long-term debt, excluding current maturities	5,097	5,544
Other non-current liabilities	1,290	1,458

Noncontrolling interests	310	293
Crown Holdings shareholders' equity	469	140
Total equity	779	433
Total	$9,963	$10,165

(1)	Certain prior year amounts have been reclassified in accordance with new accounting guidance regarding the presentation of debt issuance costs.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Nine months ended September 30,	2016	2015

Cash flows from operating activities
Net income	$490	$375
Depreciation and amortization	188	174
Provision for restructuring and other	19	57
Pension expense	21	35
Pension contributions	(81)	(54)
Stock-based compensation	15	22
Working capital changes and other	(276)	(294)
Net cash provided by operating activities (A)	376	315

Cash flows from investing activities
Purchase of business	—	(1,207)
Capital expenditures	(244)	(176)
Proceeds from sale of business	—	33
Other	16	(24)
Net cash used for investing activities	(228)	(1,374)

Cash flows from financing activities
Net change in debt	(323)	689
Dividends paid to noncontrolling interests	(43)	(21)
Debt issue costs	(16)	(18)
Other, net	54	(39)
Net cash provided by (used for) financing activities	(328)	611

Effect of exchange rate changes on cash and cash equivalents	(11)	(51)

Net change in cash and cash equivalents	(191)	(499)
Cash and cash equivalents at January 1	717	965

Cash and cash equivalents at September 30	$526	$466

(A)
Adjusted free cash flow is defined by the Company as net cash from operating activities less capital expenditures and certain other items. A reconciliation from net cash from operating activities to adjusted free cash flow for the three and nine months ended September 30, 2016 and 2015 follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net cash from operating activities	$313	$330	$376	$315
Capital expenditures	(101)	(65)	(244)	(176)
Free cash flow	212	265	132	139
Premiums paid to retire debt early			22
Adjusted free cash flow	$212	$265	$154	$139